                                                                 EXHIBIT 4(c)(x)

                                    RULES OF

                 THE SMITH & NEPHEW DUTCH SHARESAVE PLAN (2002)


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                         This is a copy of the rules of
                 The Smith & Nephew Dutch Sharesave Plan (2002)
            established by the board of directors of the Company on
               31 July 2002 and adopted by the Company Secretary
                      pursuant to the authority delegated
                             upon him by the board.

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                                    CONTENTS

RULE                                                                        PAGE

1.        Interpretation                                                       1

2.        Issue of Invitations                                                 6

3.        Applications for Options                                             8

4.        Grant of Options                                                     8

5.        Monthly contributions                                                9

6.        Exercise Price                                                      10

7.        Limitation on Grant of Subscription Options                         10

8.        Exercise of an Option                                               10

9.        Manner of Exercise of an Option                                     12

10.       Non-Transferability and Lapse of Options                            13

11.       Relationship with Employment Contract                               14

12.       Demerger, Reconstruction or Winding-up of the Company               15

13.       Take-over of the Company                                            15

14.       Variation of Share Capital                                          16

15.       Alteration of this Plan                                             16

16.       Service of Documents                                                17

17.       Applicable Law                                                      18

18.       Third Party Rights                                                  18

19.       Protection of Personal Data                                         18

20.       Miscellaneous                                                       18

                                    RULES OF
                 THE SMITH & NEPHEW DUTCH SHARESAVE PLAN (2002)

1.        INTERPRETATION

1.1 Words and expressions used in this Plan shall have the meanings respectively given below:

          "Acquisition Cost"            in relation to the exercise of an Option
                                        on any occasion, an amount in pounds
                                        sterling equal to the product of:

                                        (a)  the maximum number of Shares in
                                             respect of which that Option is
                                             then exercised in accordance with
                                             rule 8.5; and

                                        (b)  the Exercise Price

          "the Administrator"           Computershare Investor Services plc or
                                        such other person who is for the time
                                        being appointed by the Company to
                                        administer this Plan

          "Announcement Date"           the date of notification to the London
                                        Stock Exchange of the annual or half
                                        year results of the Company

          "Applicant"                   a person who, in response to an
                                        Invitation, submits an Application

          "Application"                 an application for the grant of an
                                        Option made in accordance with rule 3

          "Application Date"            in relation to any Invitation such date
                                        as is specified in accordance with rule
                                        2.5.5 to be the last day on which an
                                        Application may be submitted in response to Invitations issued on any occasion

          "Associated Company"          any company which, in relation to the
                                        Company, is an associated company as
                                        that term is defined by section 416 of
                                        the Taxes Act except that for the
                                        purposes of this Plan, subsection (1) of that section shall have effect with the omission of the words "or at any time within one year previously"

          "Auditors"                    the auditors for the time being of the
                                        Company or if there are joint auditors,
                                        such one of them as the Directors may
                                        decide

          "Companies Act 1985"          the UK Companies Act 1985

          "the Company"                 Smith & Nephew plc (registered in
                                        England no 324357)

          "control"                     the meaning given in section 840 of the
                                        Taxes Act

          "Daily Official List"         the daily official list of the London
                                        Stock Exchange

          "Date of Grant"               in relation to any Option, the date on
                                        which such Option was granted

          "Dealing Day"                 a day on which the London Stock Exchange
                                        is open for business

          "Directors"                   the board of directors for the time
                                        being of the Company or a duly
                                        constituted committee of that board

          "Electronic Communication"    has the meaning given in section 15 of
                                        the UK Electronic Communications Act
                                        2000 (but excluding mobile telephone
                                        text messages)

          "Eligible Employee"           an Employee who either:

                                        (a)  has held employment within the
                                             Group for such continuous period as
                                             the Directors have determined; or

                                        (b)  is nominated by the Directors

          "Employee"                    an employee of a Participating Company

          "Employer Company"            in relation to an Applicant or an
                                        Optionholder at any time, the member of
                                        the Group or Associated Company with
                                        which such Applicant or Optionholder
                                        then holds or, if he has ceased to hold
                                        employment within the Group or with any
                                        Associated Company, last held office or
                                        employment

          "Exchange Rate"               in relation to a conversion of currency
                                        on any day, the rate to be applied in
                                        making such conversion being such
                                        published exchange rate as the Directors shall determine for the preceding day or, if that preceding day is not a Dealing Day, the last preceding Dealing
                                        Day

          "the Exercise Date"           in relation to an Optionholder's
                                        Savings:

                                        (a)  where the Optionholder has a 3-year
                                             Option, the third anniversary of
                                             the date on which his first Monthly
                                             Contribution is received by the
                                             Savings Body; and

                                        (b)  where the Optionholder has a 5-year
                                             Option, the fifth anniversary of
                                             the date on which his first Monthly
                                             Contribution is received by the
                                             Savings Body.

          "the Exercise Price"          in relation to Shares subject to any
                                        Option, the price per Share in pounds
                                        sterling payable for the acquisition of
                                        such Shares upon the exercise of that
                                        Option as determined in rule 6

          "the Group"                   the Company and every other company
                                        which is for the time being a Subsidiary

          "the Individual Share Limit"  in relation to any Option, the amount of the Notional Sterling Repayment Value
                                        divided by the Exercise Price

          "Initial Market Value"        in relation to a Share subject to any
                                        Option, the average of the middle market quotations of a Share as derived from the Daily Official List for the 3 consecutive Dealing Days immediately preceding the Invitation Date

          "Invitation"                  an invitation to apply for the grant of
                                        an Option issued in accordance with rule
                                        2

          "Invitation Date"             in relation to an Option, the date on
                                        which the Invitation was issued

          "Jointly Owned Company"       a company (and any subsidiary as defined
                                        in section 736 of the Companies Act 1985 of such a company) of which the whole of the issued ordinary share capital is jointly owned by a member of the Group and another person (not being a member of the Group) but which is not a Subsidiary and is not under the control of such other person

          "Local Currency"              the local currency of legal tender in
                                        The Netherlands

          "Local Currency Equivalent"   in relation to an amount in pounds
                                        sterling on a given day, the equivalent
                                        value (or as nearly as may be) in Local
                                        Currency of such sterling amount after
                                        conversion at the Exchange Rate on that
                                        day

          "the London Stock Exchange"   London Stock Exchange plc

          "Model Code"                  the code adopted by the Company which
                                        contains provisions similar in purpose
                                        and effect to the provisions of the
                                        Model Code for Securities Transactions
                                        by Directors of Listed Companies issued
                                        by the UK Listing Authority from time to time

          "Monthly Contribution"        in relation to any Eligible Employee,
                                        the fixed amount (in Local Currency) of
                                        each of the 36 (or, in the case of a
                                        5-year Option, 60) monthly savings
                                        contributions which that Employee
                                        undertakes to make in his Application

          "Net Pay"                     in relation to an Optionholder, the
                                        amount of his earnings for a given
                                        month, being earnings from the
                                        Optionholder's employment with any one
                                        or more members of the Group and any
                                        Associated Company, after any deductions have been made by the payer of or on account of any tax or social security contributions and after any other deductions (other than a deduction of a Monthly Contribution) which the payer has made under any legal obligation or pursuant to any authority duly given by the Optionholder

          "Notional Sterling Repayment  in relation to any Application, the
          Value" aggregate amount in pounds sterling (converted from Local Currency using the Exchange Rate on the Invitation Date) of:

                                        (a)  in the case of a 3-year Option, 38
                                             Monthly Contributions; and

                                        (b)  in the case of a 5-year Option,
                                             66.2 Monthly Contributions

                                        or, in either case, such other number of Monthly Contributions as the Directors may determine in relation to Options granted on any occasion so as to be consistent with the bonus rates payable on a certified contractual savings scheme within the meaning of section 326 of the Taxes Act

          "Option"                      a right to acquire Shares which:

                                        (a)  is granted pursuant to, and is
                                             exercisable only in accordance
                                             with, this Plan and which is a
                                             3-year Option or a 5-year Option;
                                             and

                                        (b)  has neither been exercised nor
                                             ceased to be exercisable

          "Option Certificate"          a certificate issued by the Company
                                        evidencing the grant of an Option

          "Option Shares"               in relation to an Option, the Shares
                                        over which that Option subsists

          "Option Tax Liability"        in relation to an Optionholder, any
                                        liability of any member or former member of the Group or any Associated Company or former Associated Company to account to any tax authority or other body for any amount of, or representing, income tax or social security contributions or any other tax charge levy or other sum which the Optionholder is charged upon or in consequence of the grant, vesting, exercise, assignment or release of an Option or the acquisition of Shares under this Plan

          "Optionholder"                in relation to any Option, the person to
                                        whom that Option has been granted or, if that person has died, his legal personal representatives

          "Ordinary Share Capital"      issued share capital of the Company
                                        other than fixed-rate preference shares

          "Participating Company"       a member of the Group to which the
                                        Directors have determined that this Plan shall extend for the time being

          "Personal Data"               has the meaning it bears for the
                                        purposes of the UK Data Protection Act
                                        1998

          "Personal Representatives"    in relation to an Optionholder the legal
                                        personal representatives of the
                                        Optionholder who have satisfied the
                                        Company or the Administrator of their
                                        appointment as such

          "this Plan"                   The Smith & Nephew Dutch Sharesave Plan
                                        (2002) (established by the Directors
                                        pursuant to the authority conferred upon them by shareholders of the Company on 3
                                        April 2002) as set out in these rules
                                        and as amended from time to time

          "Relevant Trustee"            the meaning given in article 71(6) of
                                        the UK Financial Services and Markets
                                        Act 2000 (Regulated Activities) Order
                                        2001

          "Savings"                     in relation to an Optionholder at any
                                        time, the aggregate amount of that
                                        Optionholder's Monthly Contributions
                                        held by the Savings Body together with
                                        any accrued interest thereon

          "Savings Body"                ING Bank, such bank(s) and/or other
                                        savings institution(s) as may from time
                                        to time be approved by the Company for
                                        the purposes of this Plan

          "Shares"                      fully-paid ordinary shares in the
                                        capital of the Company

          "Subscription Options"        Options which are rights granted by the
                                        Company to subscribe for Shares

          "Subsidiary"                  a subsidiary (as defined in section 736
                                        of the UK Companies Act 1985) of the
                                        Company and which is under the control
                                        of the Company

          "Taxes Act"                   the UK Income and Corporation Taxes Act
                                        1988

          "UK"                          the United Kingdom

          "UK Listing Authority"        the Financial Services Authority in its
                                        capacity as the competent authority for
                                        the purposes of Part VI of the UK
                                        Financial Services and Markets Act 2000

          "year"                        a financial year of the Company.

1.2 References to any statutory provision shall be read and construed as references to such provision as amended and re-enacted from time to time and no account should be taken of the rule headings which have been inserted for ease of reference only.

1.3 If any question, dispute or disagreement arises as to the interpretation of this Plan, the decision of the Directors shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

1.4 In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the UK Arbitration Act of 1996 shall not apply in relation to any such matter.

1.5       Words denoting the masculine gender shall include the feminine.

1.6       Words denoting the singular shall include the plural and vice versa.

2.        ISSUE OF INVITATIONS

2.1 Subject to the following provisions of this rule 2, the Company may from time to time issue, or procure the issue by the Administrator, to all persons who are or are expected to be Eligible Employees, invitations to apply for the grant of Options.

2.2       Invitations may be issued:

          2.2.1 in the period of 42 days beginning with the fourth Dealing Day following an Announcement Date or, if the Company is restricted by statute, order or regulation (including any regulation, order or requirement imposed on the Company by the London Stock Exchange or any other regulatory authority) from issuing invitations in any such period, at any time in the period of 42 days beginning with the date on which such restriction is removed; and

          2.2.2 at any other time if the Directors consider the circumstances to be exceptional unless the Company is or would then be so restricted from issuing invitations at that time.

2.3 Invitations issued to Eligible Employees in a given jurisdiction shall be issued at the same time and be on the same terms.

2.4 Invitations may be issued in writing or by Electronic Communication or in the form of notices, advertisements, circulars or otherwise for the general attention of Employees and to which the particular attention of individual Employees is drawn by notices issued with pay and salary advice slips SAVE THAT an invitation may not be issued to an Eligible Employee by Electronic Communication unless that person is known by his Employer Company to have personal access during his normal business hours to information sent to him by Electronic Communication.

2.5       Each invitation shall:

          2.5.1     identify the Savings Body;

          2.5.2 state that it is a condition of the grant of an Option that the Employee must first undertake to make 36 or 60 consecutive monthly savings contributions (by way of deductions from net payments of salary) in Local Currency to an account with the Savings Body;

          2.5.3 specify the maximum and minimum amounts of such monthly savings contributions;

          2.5.4 invite the person to whom it is addressed to apply for an Option in respect of such whole number of Shares as shall be as nearly as may be equal to, but shall not exceed, the Individual Share Limit (or such lesser number of Shares as the Company may determine);

          2.5.5     specify the last day on which an Application may be made

          and shall otherwise be in such form as the Company shall determine.

2.6 On any occasion on which invitations are issued, the Directors may in their discretion determine and announce the maximum number of Shares in respect of which Options will be granted in response to Applications made pursuant to such Invitations.

2.7 The amount of an Employee's Monthly Contribution shall be not less than the Local Currency equivalent of (GBP)5 and not greater than the Local Currency equivalent of (GBP)250 or, in either case, such other sum as the Directors may from time to time determine.

2.8       No invitation may be issued after 3 April 2012.

3.        APPLICATIONS FOR OPTIONS

3.1 Any Eligible Employee to whom an Invitation has been issued may apply for an Option by submitting to the person specified in the Invitation an application in writing which:

          3.1.1 is received at such address as shall be stated in the Invitation not later than the Application Date;

          3.1.2 specifies the amount of the monthly contributions proposed to be paid by the Employee and authorises his Employer Company to deduct such amount (or such lower amount as may be determined by the Directors having regard to the limitations imposed by the Plan) from his pay;

          3.1.3 if the terms of the Invitation so permit, indicates whether the Employee wishes to be granted a 3-year Option or a 5-year Option;

          3.1.4 includes an undertaking by the Employee to his Employer Company to make 36 or, in the case of a 5-year Option, 60 consecutive monthly savings contributions (in Local Currency) to a Savings Body;

          3.1.5 otherwise complies with such terms and conditions as may have been specified in the Invitation;

          3.1.6 is subject to the Employee continuing to hold employment with a Participating Company until the Date of Grant;

          3.1.7 authorises the transfer and processing of the Applicant's Personal Data for the purposes of the administration of this Plan;

          3.1.8 provides that the Applicant agrees to accept and be bound by the rules of the Plan;

          3.1.9     is duly completed and signed by the Applicant

          and is otherwise in such form as the Directors may determine.

3.2 If an Applicant has indicated in his Invitation that he wishes to be granted a 5-year Option, the Directors may, if it is necessary to ensure compliance with rule 7 or any such limit as has been determined as mentioned in rule 2.6, treat such Application as if the Applicant had indicated that he wishes to be granted a 3-year Option.

3.3 No Eligible Employee shall make more than one Application nor be granted more than one Option in response to the issue of an Invitation on any occasion.

4.        GRANT OF OPTIONS

4.1       An Option may be granted by the Company.

4.2 An Option shall not be granted to any person who is not an Eligible Employee at the Date of Grant.

4.3 The maximum number of Shares in respect of which an Option shall be granted in response to any Application shall not in any event exceed the Individual Share Limit.

4.4 Subject to rule 4.3, the Directors shall have an absolute discretion as to whether, and in respect of how many Shares, any Option should be granted.

4.5 Options for which Invitations have been issued on any occasion shall be granted within the period of 30 days beginning with the first of the 3 days by reference to which the Initial Market Value of a Share is determined on that occasion PROVIDED THAT if on any occasion it is necessary to reduce the number of Shares over which Options are granted (so as to avoid exceeding the limit set out in rule 7 or otherwise) in one or more countries, the Directors may grant such Options at any time within the period of 42 days beginning with such date.

4.6 As soon as reasonably practicable after the Date of Grant, the Company shall, or shall procure the, issue to each Optionholder of an Option Certificate which specifies:

          4.6.1     the Date of Grant;

          4.6.2 the number of Shares in respect of which the Option is granted;

          4.6.3     the Exercise Price;

          4.6.4 the earliest date on which the Option will normally become exercisable; and

          4.6.5 that it is a term of the Option that the Optionholder shall (to the extent permitted by law) be responsible for any Option Tax Liability which may arise and shall otherwise be in such form as the Company shall determine from time to time.

5.        MONTHLY CONTRIBUTIONS

5.1       Subject to rule 5.3, a Monthly Contribution may be made by:

          5.1.1 the Optionholder's Employer Company deducting the whole amount from the Optionholder's Net Pay for the relevant month and paying such amount (on the Optionholder's behalf) to an account with the Savings Body; or

          5.1.2 the Optionholder entering into such other arrangement as may be permitted by the Employer Company for the Monthly Contribution to be paid to an account with the Savings Body.

5.2 An Optionholder's Savings shall be deposited with the Savings Body and shall at all times remain the property of the Optionholder so that neither the Company, the Optionholder's Employer nor the Administrator shall have any interest in such Savings.

5.3 If in any month, and in consequence of an Optionholder being absent from work by reason of maternity leave, military service (or such other reason which is, in the Directors' opinion an equivalent circumstance or event resulting in a period of temporary suspension in employment) the amount of such Optionholder's Net Pay is insufficient to allow for the deduction in full of his Monthly Contribution for, or in respect of, that month, the Optionholder may make other arrangements for payment to the Savings Body of the whole, or any balance remaining, of such Monthly Contribution, provided that the full amount of such Monthly Contribution is paid to the Savings Body not later than 30 days after the end of the relevant month.

5.4 An Option shall not lapse and cease to be exercisable by reason only that the Optionholder has failed to make not more than six Monthly Contributions (whether by reason of any insufficiency of Net Pay or otherwise).

5.5 An Option shall immediately lapse and cease to be exercisable if, after six of the Optionholder's Monthly Contributions have not been made, a seventh Monthly Contribution is not made by the due date for payment.

6.        EXERCISE PRICE

6.1 Subject to rule 14, the Company shall determine the price per Share payable upon the exercise of Options granted on the same day to Eligible Employees in the same jurisdiction, but this shall not be less than:

          6.1.1 80% of the Initial Market Value (rounded up to the nearest whole penny); or, if greater

          6.1.2 in the case of a Subscription Option, the nominal value of a Share.

7.        LIMITATION ON GRANT OF SUBSCRIPTION OPTIONS

7.1 The number of Shares in respect of which Subscription Options may be granted in any year, when added to:

          7.1.1 the number of Shares in respect of which Subscription Options have previously been granted (and which, if not exercised, have not ceased to be exercisable); and

          7.1.2 the number of Shares issued or in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised, nor ceased to be exercisable) pursuant to any other employee share option or share incentive plan in that year and the preceding nine years shall not exceed 10 per cent of the Ordinary Share Capital.

8.        EXERCISE OF AN OPTION

8.1 Subject to the following provisions of this rule 8 and rules 12 and 13, an Option shall only be exercisable within the period of 6 months beginning with the Exercise Date and, if not then exercised, shall lapse and cease to be exercisable at the end of that period.

8.2 If an Optionholder dies, his Personal Representatives may exercise that Option to the extent permitted by rule 8.5:

          8.2.1 if he dies before the Exercise Date, during the period of 12 months commencing on the date of his death; or

          8.2.2 if he dies within the period of 6 months beginning on or after the Exercise Date, during the period of 12 months beginning on the Exercise Date and if it is not then exercised that Option shall lapse and cease to be exercisable at the end of such 12-month period.

8.3 An Option may be exercised to the extent permitted by rule 8.5 within the period of 6 months following the date upon which the Optionholder ceases to hold employment within the Group by reason of:

          8.3.1 injury, ill-health or disability (evidenced to the satisfaction of the directors of his Employer Company);

          8.3.2     dismissal by reason of redundancy;

          8.3.3     retirement at or after his normal retirement age;

          8.3.4 the company by which the Optionholder is employed becoming neither a member of the Group nor an Associated Company nor a Jointly Owned Company; or

          8.3.5 the fact that the Optionholder's employment with a member of the Group or an Associated Company relates to a business or part of a business which is transferred to a person which is neither a member of the Group nor an Associated Company nor a Jointly Owned Company.

8.4 If at any time before the Exercise Date an Optionholder ceases to hold employment with a member of the Group or an Associated Company or a Jointly Owned Company for any reason other than those mentioned in rules 8.2 and 8.3, all Options granted to him shall immediately lapse and cease to be exercisable.

8.5       An Option may only ever be exercised:

          8.5.1 subject to the Optionholder not having failed to make any Monthly Contributions, pursuant to rules 8.1 and 8.2.2 in respect of all of the Option Shares; or

          8.5.2 pursuant to rules 8.2.1, 8.3, 12 or 13, (or pursuant to rules 8.1 and 8.2.2 if the Optionholder has failed to make one or more Monthly Contributions), in respect of such number of Shares as is equal to:

                    (a)  in the case of a 3-year Option, C X D / 36

                    (b)  in the case of a 5-year Option, C X D / 60

                    where:

                    C is the number of Option Shares; and

                    D is the number of Monthly Contributions actually made by the Optionholder before the date of exercise of the Option or, in either case, such lesser number of Option Shares as the Optionholder may specify in the notice of exercise given pursuant to rule 9.1.

8.6 For the purposes of this rule 8, an Optionholder shall not be treated as ceasing to hold employment within the Group until he no longer holds any office as a director or any employment with any member of the Group or any Associated Company or any Jointly Owned Company.

8.7       An Option may not be exercised more than once.

8.8 In deciding whether and when to exercise an Option, an Optionholder shall have regard to the Model Code.

9.        MANNER OF EXERCISE OF AN OPTION

9.1 An Option shall be exercised only by the Optionholder giving notice in writing to the Company or, if so directed by the Company, the Administrator, which:

          9.1.1     is given at any time when the Option is exercisable;

          9.1.2 specifies the number of Shares in respect of which the Option is exercised in accordance with rule 8.5;

          9.1.3 is accompanied by payment of an amount in pounds sterling equal to the Acquisition Cost;

          9.1.4 unless the Company otherwise permits, is accompanied by the Option Certificate and is otherwise in such form as the Company may from time to time determine and notify to the Optionholder.

9.2 Within 30 days after the date on which the Company shall have received a valid notice of exercise of an Option the Company shall procure that:

          9.2.1 the monies accompanying that notice are applied in payment of the Acquisition Cost for the number of Shares in respect of which the Option is then exercised; and

          9.2.2 subject to rules 9.3 and 9.6, the number of Shares in respect of which the Option is then exercised are allotted and issued to or to the order of the Optionholder.

9.3 The Company shall not be obliged to issue any Shares or any interest in any Shares upon the exercise of an Option unless and until the Optionholder has paid to the Company such sum as, in the opinion of the Company, is sufficient to indemnify any existing or former member of the Group or any existing or former Associated Company in full against any Option Tax Liability or has made such other arrangement as, in the opinion of the Company, will ensure that the Optionholder will satisfy his liability under such indemnity.

9.4 As soon as reasonably practicable after allotting any Shares as mentioned in rule 9.2.2, the Company shall procure:

          9.4.1 the issue to the Optionholder of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Shares so allotted; and

          9.4.2 if at that time the Shares are listed on the Daily Official List that any Shares so allotted are admitted to the Daily Official List.

9.5 If after an Option has been exercised, the Company is restricted from issuing Shares to the Optionholder by reason of any statutory, regulatory or other legal provision, rule or the Model Code or any other requirement or guidance which is issued by the UK Listing Authority or any other body on behalf of institutional investors in the Company relating to dealings in Shares by directors or employees of any member of the Group, the Company shall not be obliged to issue Shares in consequence of such exercise until after all such restrictions are lifted but shall do so within the period of 30 days thereafter.

9.6 The allotment of any Shares upon the exercise of any Option shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities (whether in the United Kingdom or overseas) under any enactments or regulations from time to time in force and it shall be the responsibility of the Optionholder to do all such things as may be necessary to obtain or obviate the necessity of any such consent.

9.7 All Shares allotted upon the exercise of any Option shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

9.8 The costs of stamp duty and dealing costs and commissions incurred when Shares are purchased upon the exercise of an Option shall be borne by the Company.

10.       NON-TRANSFERABILITY AND LAPSE OF OPTIONS

10.1 During his lifetime only the individual to whom an Option is granted may exercise that Option.

10.2      An Option shall immediately lapse and cease to be exercisable if:

          10.2.1 it is transferred or assigned (other than to Personal Representatives of the Optionholder), mortgaged, charged or otherwise disposed of by the Optionholder;

          10.2.2 the Optionholder becomes bankrupt or makes, or proposes to make, a voluntary arrangement with all or any of his creditors in accordance with any applicable laws relating to personal insolvency or an Optionholder's partner, to whom the Optionholder is married or living with on the basis of a registered partnership, is declared bankrupt or if an Optionholder or Optionholder's partner has petitioned for a suspension of payments or has been granted a statutory settling of debts (Schuldsanering);

          10.2.3 the Optionholder is not or ceases for any other reason (except his death) to be the sole legal and beneficial owner of the Option free from encumbrances or would not, upon the exercise of the Option, be the sole legal and beneficial owner of the Shares thereby acquired, free from encumbrances;

          10.2.4 (unless in any individual case the Company otherwise determines) the Optionholder, whilst remaining in employment with a member of the Group or an Associated Company or a Jointly Owned Company, instructs his Employer Company to cease deducting Monthly Contributions from his salary;

          10.2.5 if, after six of the Optionholder's Monthly Contributions have not been made for any reason, a seventh Monthly Contribution is not made on the due date for payment; or

          10.2.6 (unless in any individual case the Company otherwise determines) an Optionholder obtains repayment of any of his savings contributions (or interest on such contributions) unless such Option is then immediately exercisable pursuant to rules 8.2, 8.3, 12 or 13.

10.3 Save as mentioned in rule 8.2.2, an Option shall in any event lapse and cease to be exercisable at the end of the period of 6 months beginning with the Exercise Date.

11.       RELATIONSHIP WITH EMPLOYMENT CONTRACT

11.1 The grant of an Option shall not form part of the Optionholder's entitlement to remuneration or benefits pursuant to his contract of employment nor shall the existence of a contract of employment between any person and any present or past member of the Group or Associated Company or Jointly Owned Company, give such person any right entitlement or expectation to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him or that he will be invited to apply for the grant of an Option whether subject to any conditions or at all.

11.2 Neither the existence of this Plan nor the fact that an individual has on any occasion been granted an Option (or been invited to apply for the grant of an Option) shall give such individual any right entitlement or expectation that he has or will in future have any such right entitlement or expectation to participate in this Plan by being granted an Option (or invited to apply for the grant of an Option) on any other occasion.

11.3 The rights granted to an Optionholder upon the grant of an Option shall not afford the Optionholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with any present or past member of the Group or Associated Company or Jointly Owned Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

11.4 The rights and obligations of an Optionholder under the terms of his contract of employment with any present or past member of the Group or Associated Company or Jointly Owned Company shall not be affected by the grant of an Option or his participation in this Plan.

11.5 An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in whole or in part in consequence of the loss or termination of his office or employment with any present or past member of the Group or Associated Company or Jointly Owned Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

12.       DEMERGER, RECONSTRUCTION OR WINDING-UP OF THE COMPANY

12.1 If notice is given to shareholders of the Company of a proposed demerger of the Company or of any Subsidiary the Company may give notice to Optionholders that Options may then be exercised within such period (not exceeding 30 days) as the Company may specify in such notice to Optionholders SAVE THAT no such notice to Optionholders shall be given unless the Auditors have confirmed in writing to the Company that the interests of Optionholders would or might be substantially prejudiced if before the proposed demerger has effect Optionholders could not exercise their Options and be registered as the holders of the Shares thereupon acquired.

12.2 If the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation pursuant to section 425 of the UK Companies Act 1985 the Optionholder shall be entitled to exercise his Option during the period of 6 months commencing on the date on which the court sanctions the compromise or arrangement, and thereafter the Option shall lapse and cease to be exercisable.

12.3 If notice is given to the shareholders of the Company of a resolution for the voluntary winding-up of the Company, notice of the same shall be given to all Optionholders and each Optionholder shall be entitled to exercise his Option at any time within the period of 6 months commencing on the date on which the resolution is passed.

12.4 All Options shall immediately lapse and cease to be exercisable upon the commencement of a winding-up of the Company.

13.       TAKE-OVER OF THE COMPANY

13.1      If, as a result of either:

          13.1.1 a general offer to acquire the whole of the Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

          13.1.2 a general offer to acquire all the shares in the Company of the same class as the Shares the Company shall come under the control of another person or persons, an Optionholder shall be entitled to exercise his Option to the extent permitted by rule 8.5 within the period of 6 months beginning with the date when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such period.

13.2 If at any time any person becomes entitled or bound to acquire shares in the Company under sections 428 to 430F (inclusive) of the Companies Act 1985 an Optionholder shall be entitled to exercise his Option to the extent permitted by rule 8.5 at any time when that person remains so entitled or bound. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such period.

13.3 For the purposes of the preceding provisions of this rule 13 a person shall be deemed to have control of the Company if he and others acting in concert with him have together obtained control of it.

14.       VARIATION OF SHARE CAPITAL

14.1 In the event of any alteration of the Ordinary Share Capital by way of a capitalisation or rights issue or by way of sub-division, consolidation, reduction or any other variation in the share capital of the Company the Company may make such adjustments as it considers appropriate:

          14.1      to the aggregate number of Shares subject to any Option;

          14.2      to the Exercise Price; and/or

          14.3 if an Option has been exercised but no Shares have been allotted, to the number of Shares which may be so allotted and the Acquisition Cost relating to such Shares

          PROVIDED THAT:

          (a) except in the case of a subdivision, consolidation or capitalisation issue any such adjustment is confirmed in writing by the Auditors to be in their opinion fair and reasonable;

          (b) the aggregate Acquisition Cost payable by an Optionholder on the exercise of all of his Options shall not be materially altered;

          (c) except insofar as the Directors, on behalf of the Company, may then agree to capitalise the Company's reserves and apply the same in paying up the difference between the Exercise Price and the nominal value of the Shares at the time of exercise, the Exercise Price in relation to a Subscription Option is not reduced below the nominal value of those Shares; and

          (d) the number of Shares as so adjusted shall be rounded down to the nearest whole number and the Exercise Price as so adjusted shall be rounded up to the nearest whole penny.

14.2 As soon as reasonably practicable after making any adjustment pursuant to rule 14.1 the Company shall give notice in writing thereof to every Optionholder affected thereby and may call in any Option Certificates for endorsement or replacement.

15.       ALTERATION OF THIS PLAN

15.1 The Directors may at any time by resolution in writing alter or add to any of the provisions of this Plan in any respect PROVIDED THAT:

          15.1.1 no such alteration or addition shall be made to the advantage of existing or new Optionholders to the provisions relating to eligibility to participate, basis of determining entitlement to Optionholders' rights to acquire shares, exercise price, overall and individual limitations on the grant of options under this Plan and the adjustment of such rights in the event of a variation of Ordinary Share Capital without the prior approval by ordinary resolution of the shareholders of the Company in general meeting SAVE THAT this provision shall not apply to the extent that such alteration or addition is in the opinion of the Directors a minor amendment which is necessary or appropriate:

                    (a)  to benefit the administration of this Plan;

                    (b)  to take account of a change in legislation; or

                    (c) to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan or for the Company or any member of the Group in any jurisdiction; and

          15.1.2 as soon as reasonably practicable after making any such alteration or addition the Directors shall give notice in writing thereof to every Optionholder (if any) affected thereby.

16.       SERVICE OF DOCUMENTS

16.1 Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company or the Administrator to any person in accordance or in connection with this Plan shall be duly given:

          16.1.1 by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting; or

          16.1.2 if he holds office or employment with any member of the Group or any Associated Company, by delivering it to him at his place of work or by sending to him a facsimile transmission or Electronic Communication addressed to him at his place of work and if so sent it shall be deemed to have been duly given at the time of transmission SAVE THAT a notice or document shall not be duly given by Electronic Communication unless that person is known by his Employer Company to have personal access during his normal business hours to information sent to him by Electronic Communication.

16.2 Any notice or document so sent to an Employee or Optionholder shall be deemed to have been duly given notwithstanding that such Optionholder is then deceased (and whether or not the Company has notice of his death) except where his Personal Representatives have supplied to the Company an address to which documents are to be sent.

16.3 Any notice in writing or document to be submitted or given by an Optionholder to the Company or the Administrator in accordance or in connection with this Plan may be delivered, sent by post, facsimile transmission or Electronic Communication but shall not in any event be duly given unless:

          16.3.1 it is actually received (or, in the case of an Electronic Communication, opened) by the secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address is notified to Optionholders; and

          16.3.2 if given by Electronic Communication (and is so required by the Company), it includes a digitally encrypted signature of the Optionholder.

16.4 For the purposes of this Plan, an Electronic Communication shall be treated as not having been duly made or received if the recipient of such Electronic Communication notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter damage or interfere with any computer software or Electronic Communication.

17.       APPLICABLE LAW

17.1 This Plan shall be governed by and construed in all respects in accordance with English law.

17.2 In applying for the grant of an Option an Eligible Employee shall be deemed to submit to the exclusive jurisdiction of the English courts as regards any claim legal action or proceedings arising out of this Plan and to waive any objection to such proceedings taking place in the English courts on the grounds of venue or on the grounds that such proceedings have been brought in an inconvenient forum.

18.       THIRD PARTY RIGHTS

          Except as otherwise expressly stated to the contrary, neither this Plan nor the grant of any Option nor the U.K. Contracts (Rights of Third Parties) Act 1999 shall have the effect of giving any third party any rights under this Plan and that Act shall not apply to this Plan or to the terms of any Option granted pursuant to this Plan.

19.       PROTECTION OF PERSONAL DATA

19.1 By accepting the grant of an Option the Optionholder shall agree and consent to:

          19.1.1 the collection, use and processing by any member of the Group and the Administrator of Personal Data relating to the Optionholder, for all purposes reasonably connected with the administration of this Plan and the subsequent registration of the Optionholder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

          19.1.2 any member of the Group and the Administrator transferring Personal Data to or between any of such persons for all purposes reasonably connected with the administration of the Plan;

          19.1.3 the use of such Personal Data by any such person for such purposes; and

          19.1.4 the transfer to and retention of such Personal Data by any third party for such purposes.

20.       MISCELLANEOUS

20.1 The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all the Subscription Options for the time being remaining capable of being exercised under this Plan.

20.2 No Option to purchase existing Shares shall be granted by any person unless that person beneficially owns such Shares at the Date of Grant or the Directors are satisfied that sufficient Shares will be made available to satisfy the exercise in full of all Options granted or to be granted by that person.

20.3 The Directors may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of this Plan as they think fit. In the event of any dispute or disagreement as to the interpretation of this Plan or of any such rules, regulations or procedures or as to any question or right arising from or related to this Plan, the decision of the Directors shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

20.4 The Company shall not be obliged to provide Optionholders with copies of any notices, circulars or other documents sent to holders of Shares.

20.5 The costs of the administration and implementation of this Plan shall be borne by the Company.

20.6 The issue of an Invitation on any occasion is made at the Company's discretion. No entitlement to the issue of an Invitation, the grant of an Option and/or the issue of Shares in the future shall thereby be created on the grounds that such Invitations were issued or Options were granted in the past nor on the grounds that Options may previously have been granted over a particular number of Shares at a certain price. Even the repeated grant of Options and/or the issue of Shares shall not create future entitlements to receive Options and/or Shares at all or to be granted Options over a specific number of Shares or at a specific price.

20.7 If any provision of this Plan is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of the provisions of this Plan shall continue in full force and effect as if this Plan had been established with the invalid, illegal or unenforceable provision eliminated.